As filed with the Securities and Exchange Commission on March 20, 2026
Registration No. 333-263792

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT NO. 333-263792
UNDER THE SECURITIES ACT OF 1933

THE TORO COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	41-0580470 (I.R.S. Employer Identification No.)

8111 Lyndale Avenue South
Bloomington, Minnesota 55420-1196
(Address of Principal Executive Offices) (Zip Code)

The Toro Company Amended and Restated
2010 Equity and Incentive Plan

The Toro Company 2026 Equity Plan

(Full title of the plan)

Joanna M. Totsky
Vice President, General Counsel and Corporate Secretary
The Toro Company
8111 Lyndale Avenue South
Bloomington, Minnesota 55420-1196
(Name and address of agent for service)

(952) 888-8801
(Telephone number, including area code, of agent for service)

Copies requested to:
Amy E. Culbert, Esq.
Fox Rothschild LLP
City Center
33 South Sixth Street, Suite 3600
Minneapolis, Minnesota  55402-3601
(612) 607-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On March 17, 2026 (the “Effective Date”), the stockholders of The Toro Company (the “Registrant” or the “Company”) approved and adopted The Toro Company 2026 Equity Plan (the “2026 Plan”), which was approved by the Company’s Board of Directors on January 20, 2026. As of the Effective Date, the Company’s authority to grant new awards under The Toro Company 2022 Equity and Incentive Plan (the “2022 Plan”), terminated upon stockholder approval of the 2026 Plan on such date. The maximum number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), available for issuance under the 2026 Plan, subject to adjustment pursuant to the terms of the 2026 Plan, is (i) 3,650,000 shares of Common Stock (the “New 2026 Plan Shares”); (ii) 1,568,361 shares of Common Stock remaining available for issuance under the 2022 Plan but not subject to outstanding awards under the 2022 Plan as of the Effective Date (the “2022 Plan Carryover Shares”); and (iii) shares of Common Stock subject to awards outstanding under the 2022 Plan as of the Effective Date but only to the extent such awards are subsequently forfeited, cancelled, expire, or otherwise terminate without the issuance of such shares of Common Stock after the Effective Date (“2022 Plan Unused Award Shares”).

Contemporaneously with the filing of this Post-Effective Amendment No. 1, the Company is filing a Registration Statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), to register: (i) the 3,650,000 New 2026 Plan Shares; (ii) 235,539 of the 1,568,361 2022 Plan Carryover Shares not previously included in the Registration Statement on Form S-8 (Registration No. 333-263792) referred to below or any other Registration Statement on Form S-8 previously filed by the Company; and (iii) such indeterminate number of shares of Common Stock as may become available under the 2026 Plan as a result of the adjustment provisions thereof pursuant to Rule 416(a) under the Securities Act.

On March 23, 2022, the Company filed with the SEC a Registration Statement on Form S-8 (Registration No. 333-263792) registering an aggregate of 3,765,966 shares of Common Stock issuable under the 2022 Plan (the “2022 Plan Registration Statement”).

The Company is filing this Post-Effective Amendment No. 1 to the 2022 Plan Registration Statement (this “Post-Effective Amendment No. 1”), pursuant to the undertaking in Item 512(a)(1)(iii) of SEC Regulation S-K, which requires the Company to disclose a material change in the plan of distribution as it was originally disclosed in the 2022 Plan Registration Statement, to reflect that the Company’s authority to grant new awards under the 2022 Plan terminated and to add the 2026 Plan and reflect that, as of the Effective Date, the previously registered 2022 Plan Carryover Shares and any 2022 Plan Unused Award Shares previously included in the 2022 Plan Registration Statement may be issued under the 2026 Plan, a copy of which is incorporated herein by reference as an exhibit hereto along with a new opinion as the validity of the previously registered 2022 Plan Carryover Shares and any 2022 Plan Unused Award Shares issuable pursuant to the 2026 Plan.

This Post-Effective Amendment No. 1 amends and supplements the items listed below. All other items of the 2022 Plan Registration Statement are incorporated herein by reference without change (the 2022 Plan Registration Statement as amended by this Post-Effective Amendment No. 1, collectively the “Amended 2022 Plan Registration Statement”).

No additional shares of Common Stock are being registered hereby.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	As permitted under Rule 428 under the Securities Act and the Note to Part I of Form S-8, this Registration Statement omits the information specified in Part I of this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The rules of the SEC allow the Registrant to incorporate by reference information into this Registration Statement. This means that the Registrant may disclose important information to you by referring you to another document.

The following documents previously filed by the Registrant with the SEC are incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2025 (File No. 1-8649);

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended January 30, 2026 (File No. 1-8649);

(c)	The Registrant’s Current Report on Form 8-K filed on December 9, 2025 and March 20, 2026 (File No. 1-8649) and Amendment No. 1 to Current Report on Form 8-K/A filed on February 17, 2026;

(d)	The Registrant’s Definitive Proxy Statement on Schedule 14A, filed on February 3, 2026, for the Company’s 2026 Annual Meeting of Stockholders held on March 17, 2026; and

(e)
The description of the Registrant’s Common Stock contained in the Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K as filed with the SEC on March 20, 2026, including any amendments or reports filed for the purpose of updating such description (File No. 1-8649).

In addition, all documents filed with the SEC by the Registrant (other than portions of such documents which are furnished and not filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this Post-Effective Amendment No. 1 and prior to the filing of a post-effective amendment to the Amended 2022 Plan Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be incorporated or deemed to be incorporated by reference in the Amended 2022 Plan Registration Statement and to be a part hereof from the time of filing of such documents.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in the Amended 2022 Plan Registration Statement shall be deemed to be modified or superseded for purposes of the Amended 2022 Plan Registration Statement to the extent that a statement contained in the Amended 2022 Plan Registration Statement or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in Amended 2022 Plan Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Amended 2022 Plan Registration Statement.

Item 5.	Interests of Named Experts and Counsel.

The opinion of counsel as to the legality of the securities being registered, which is Exhibit 5.1 to this Registration Statement, is rendered by Joanna M. Totsky, Vice President, General Counsel and Corporate Secretary of the Registrant. Ms. Totsky is eligible to participate in the 2026 Plan and beneficially owns, or has rights to acquire, an aggregate of less than 0.5% of the Registrant’s outstanding Common Stock.

Item 6.	Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Additionally, the corporation may indemnify any other person who is not a present or former director or officer of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent such person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein.

Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer of the corporation at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, in the case of a director; for any transaction from which the director or officer derived an improper personal benefit; or, in any action by or in the right of the corporation, in the case of an officer. No such provision shall eliminate or limit the liability of a director or officer for any act or omission occurring prior to the date when such provision becomes effective.

The Registrant’s Restated Certificate of Incorporation

Article X of the Registrant’s Restated Certificate of Incorporation mandates indemnification of a director or officer of the Registrant or a person serving at the request of the Registrant as a director, officer, employee, or agent of another entity to the fullest extent authorized by the DGCL against expenses, liability and loss and authorizes the Board of Directors to express such rights in written contracts.

Article X of the Registrant’s Restated Certificate of Incorporation provides, in accordance with Section 102(b)(7) of the DGCL, for the elimination of the personal liability of a director or officer to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director or officer under certain circumstances.

Indemnification Agreements

The Registrant has entered into indemnification agreements with each of its non-employee directors pursuant to which the Registrant has agreed to indemnify each such director to the fullest extent permitted by law against any expenses, judgments, fines, penalties, and amounts paid or owing that arise out of events or occurrences related to such director’s status, capacities, and activities with the Registrant.

Insurance Policies

The Registrant also maintains liability insurance policies which provide for indemnification of a director or officer of the Registrant or a person serving at the request of the Registrant as a director, officer, employee, or agent of another entity against certain liabilities under certain circumstances.

The Toro Company 2022 Equity and Incentive Plan

Section 23.21 of The Toro Company 2022 Equity and Incentive Plan provides that subject to any limitations and requirements of Delaware law, each individual who is or will have been a member of the Board of Directors, or a committee appointed by the Board of Directors, or an officer or employee of the Registrant to whom authority was delegated in accordance with Article 3 of the 2022 Plan, and acting in good faith will be indemnified and held harmless by the Registrant against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such individual in connection with or resulting from any claim, action, suit or proceeding to which such individual may be a party or in which such individual may be involved by reason of any action taken or failure to act under the 2022 Plan and against and from any and all amounts paid by such individual in settlement thereof, with the Registrant’s approval, or paid by such individual in satisfaction of any judgment in any such action, suit or proceeding against such individual, provided such individual will give the Registrant an opportunity, at its own expense, to handle and defend the same before such individual undertakes to handle and defend it on such individual’s own behalf.

The Toro Company 2026 Equity Plan

Section 20.22 of The Toro Company 2026 Equity Plan provides that subject to any limitations and requirements of Delaware law, each individual who is or will have been a member of the Board of Directors, or a committee appointed by the Board of Directors, or an officer or employee of the Registrant to whom authority was delegated in accordance with Article 3 of the 2026 Plan, and acting in good faith will be indemnified and held harmless by the Registrant against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such individual in connection with or resulting from any claim, action, suit or proceeding to which such individual may be a party or in which such individual may be involved by reason of any action taken or failure to act under the 2026 Plan and against and from any and all amounts paid by such individual in settlement thereof, with the Registrant’s approval, or paid by such individual in satisfaction of any judgment in any such action, suit or proceeding against such individual, provided such individual will give the Registrant an opportunity, at its own expense, to handle and defend the same before such individual undertakes to handle and defend it on such individual’s own behalf.

The above discussion of Sections 102(b)(7) and 145 of the DGCL, the Registrant’s Restated Certificate of Incorporation, indemnification agreements, insurance policies, the 2022 Plan and the 2026 Plan is not intended to be exhaustive and is qualified in its entirety by the DGCL, Registrant’s Restated Certificate of Incorporation, indemnification agreements, insurance policies, the 2022 Plan and the 2026 Plan.

The Registrant understands that it is the position of the SEC that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act, that such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

Item 8.	Exhibits.

The following exhibits are filed with or incorporated by reference into this Post-Effective Amendment No. 1:

Exhibit No.	Description
4.1
Restated Certificate of Incorporation of The Toro Company (incorporated by reference to Exhibit 3.2 to Registrant’s Current Report on Form 8-K as filed with the SEC on March 20, 2026, SEC File No. 1-8649)

4.2	Amended and Restated Bylaws of The Toro Company (incorporated by reference to Exhibit 3.3 to Registrant’s Current Report on Form 8-K as filed with the SEC on March 20, 2026, SEC File No. 1-8649)
5.1	Opinion of Counsel Regarding Legality (filed herewith)
23.1	Consent of Counsel (included as part of Exhibit 5.1)
23.2	Consent of KPMG LLP (filed herewith)
24.1	Power of Attorney (filed herewith)
99.1	The Toro Company 2026 Equity Plan (incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K as filed with the SEC on March 20, 2026, SEC File No. 1-8649)

Item 9.	Undertakings.

(a)          The undersigned Registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to the Amended 2022 Plan Registration Statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the 2022 Plan Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the 2022 Plan Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective 2022 Plan Registration Statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the 2022 Plan Registration Statement or any material change to such information in the 2022 Plan Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the 2022 Plan Registration Statement;

(2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Amended 2022 Plan Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomington, State of Minnesota, on March 20, 2026.

THE TORO COMPANY
(Registrant)

By:	/s/ Angela C. Drake
Angela C. Drake
Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard M. Olson	Chairman of the Board and Chief Executive Officer and Director (principal executive officer)	March 20, 2026
Richard M. Olson

/s/Angela C. Drake	Vice President and Chief Financial Officer	March 20, 2026
Angela C. Drake	(principal financial and accounting officer)

/s/ Angela C. Drake	Directors	March 20, 2026
Angela C. Drake As attorney in fact for Dianne C. Craig, Gary L. Ellis, Eric P. Hansotia, Jeffrey L. Harmening, D. Christian Koch, Joyce A. Mullen, James C. O’Rourke, and Jill M. Pemberton